Exhibit 4.2

LOAN AND SECURITY AGREEMENT

dated as of January 29, 2004

by and between

THE CIT GROUP/EQUIPMENT FINANCING, INC.,

as Lender

and

K-SEA OPERATING PARTNERSHIP L.P.,

as Borrower

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of January 29, 2004, by and between THE CIT GROUP/EQUIPMENT FINANCING, INC., a Delaware corporation, as lender (“Lender”), and K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership, as borrower, with a principal place of business at 3245 Richmond Terrace, Staten Island, New York 10303 (“Borrower”).  In consideration of the mutual agreements contained herein, the parties hereto agree as follows:

RECITALS

A.            On January 14, 2004, Borrower entered into that certain Participation and Loan and Security Agreement with Lender and KeyBank N.A. (“KeyBank,” and together with CIT, the “Revolver Lenders” and each, a “Revolver Lender”), as lenders (the “Revolving Loan Agreement”) pursuant to which the Revolver Lenders agreed to provide Borrower with loan facilities and letters of credit (the “Revolver Loans”) not to exceed in the aggregate Forty Seven Million and No Hundredths United States Dollars (US$47,000,000.00), which Revolver Loans are secured by, inter alia, a first preferred mortgage over the whole of the Vessels described on Schedule II hereto (the “Pool Vessels”), subject to additions and substitutions pursuant to the terms of the Revolving Loan Agreement.

B.            Borrower now desires to acquire the United States flag vessels described on Schedule I attached hereto, currently owned by Wells Fargo Bank Northwest, National Association, as trustee for the benefit of ICX Corporation (“ICX”) in consideration of payment by Borrower to ICX of the purchase price of Thirty-Two Million Two Hundred Fifty-Six Thousand Seven Hundred Seventy and No Hundredths United States Dollars (US$32,256,770.00).

C.            Borrower desires to borrow and Lender has agreed to lend up to Twenty-Five Million Forty-Eight Thousand and No Hundredths United States Dollars (US$25,048,000.00) (the “Loan”) to enable Borrower to purchase the Vessels.

D.            Lender has agreed to make the Loan to Borrower pursuant to the provisions of this Loan Agreement.

E.             Borrower desires (i) to provide for the making of the Loan by Lender to Borrower to enable Borrower to finance the acquisition of the Vessels, (ii) to provide for the issuance by Borrower to Lender of a promissory note (the “Note”) evidencing the Loan to be made by Lender to Borrower as herein provided; and (iii) to provide for the assignment, mortgage and pledge by Borrower to Lender, among other things, of all Borrower’s right, title and interest in and to the Vessels, any charters and insurance thereon and all payments and other amounts received hereunder or thereunder in accordance with the terms hereof, as security for Borrower’s obligations to Lender.

F.             Lender has entered into this Agreement in reliance upon the undertakings of Borrower and other parties as set forth in this Agreement and in the other Loan Documents.

G.            All things have been done to make the Note, when executed and delivered by Borrower hereunder, the legal, valid and binding obligation of Borrower.

[Loan and Security Agreement]

Section 1.              Definitions.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following defined meanings (such terms to be equally applicable to both singular and plural forms of the terms defined), unless the context otherwise requires:

“Affiliate” of any specified Person shall mean any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement”, “hereof”, “hereto”, “hereunder” and words of similar import shall mean this Loan and Security Agreement, as the same may from time to time be amended, modified or supplemented.

“Applicable Interest Rate” shall mean, with respect to the Loan a floating rate per annum equal to the One Month LIBOR plus two hundred ninety-five (295) basis points.  In the event that Borrower elects the Fixed Rate Option in accordance with Section 2.3 hereof, the Applicable Interest Rate shall mean three hundred twenty-five (325) basis points above the closest whole year remaining term of the Note for U.S. Treasury Bond “Interest Rate Swaps 15” for the most recent date as published on the adjustment date, in the H15 report by the Federal Reserve on their web site: http: www.federalreserve.gov/releases/H15/update.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Appraisal” shall mean any appraisal, either physical or desktop or both as determined by Lender, of the Vessels or any of them conducted from time to time by or at the request of Lender pursuant to the terms of this Agreement and shall also include the appraisal of the Vessels performed on or about the date hereof by Lender, or at Lender’s direction, by an appraiser appointed by Lender and paid for by Borrower.

“Assignments” shall mean, collectively, the Earnings Assignments and the Assignments of Insurances.

“Assignments of Insurances” shall mean (i) the first priority assignment of insurances respecting the Vessels granted by Borrower in favor of Lender and (ii) the assignment of insurances regarding the Pool Vessels, subject and subordinate only to that granted by Borrower to the Revolver Lenders, both in form and substance satisfactory to Lender and its counsel.

“Borrower” as defined in the introductory paragraphs of this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday under the laws of the State of New York.

“Capital Expenditures” shall mean any expenditure or liability that is properly charged to a capital account or otherwise capitalized on Borrower’s consolidated balance sheet in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in K-Sea or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Borrower or any Subsidiary, or (b) for the period of twelve (12) consecutive calendar months, a majority of the board of Borrower or any Subsidiary shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.  The addition of independent directors (and the subsequent replacement of such independent directors) to the board of K-Sea upon and following its public offering shall not constitute a “Change in Control” for this purpose.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, including, without limitation, any change in any statutory, regulatory or institutional reserve requirement, including, but not limited to, the Statutory Reserve Rate, or (c) compliance by Lender (or, for purposes of Section 2.8(b) hereof, by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charter” shall mean the Consecutive Voyage Contract between Borrower and Charterer dated January 15, 2004, as amended and supplemented from time to time.

“Charterer” shall mean SeaRiver Maritime, Inc., and its successors and assigns.

“CIT” shall mean The CIT Group/Equipment Financing, Inc.

“Closing” shall mean the time when the conditions precedent to closing set forth in Section 3 hereof, the exchange of relevant documents, the Lender’s making of the Loan and the Borrower’s issuance of the Note have all been completed.

“Closing Date” shall mean the date on which Lender shall actually make the Loan to Borrower and on which Borrower will issue the Note.

“COA” shall mean the Contract of Affreightment between Charterer and Borrower, dated as of January 29, 2004, as amended and supplemented from time to time, with prior written consent of Lender.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the Vessels and the Pool Vessels and the Proceeds thereof, all insurance with respect to the Vessels and the Pool Vessels, the earnings of the Vessels and the Pool Vessels, including all hire payments, freights and subfreights due with respect thereto, the charters (including, without limitation, the Charter), including all hire, additional hire payments and all supplemental hire payments, Stipulated Casualty Prepayment Amounts (as defined herein), payments and other amounts payable from time to time thereunder and the Proceeds thereof, and all future charters or subcharters, including all hire payments and Proceeds of the foregoing and all amounts payable thereunder, as more specifically described herein and in the Mortgage and Assignments granted by Borrower to Lender and in the Revolving Loan Agreement and in the Revolver Mortgage and Revolver Assignments granted by Borrower to the Revolver Lenders and pursuant hereto and thereto.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Current Maturities” shall mean principal maturing or coming due on Indebtedness during the next succeeding period of twelve (12) calendar months or any portion of Indebtedness that would in accordance with GAAP be classified as a current liability of such Person.

“Default” shall mean any event that with notice, lapse of time, and/or any further condition, event of act would constitute an Event of Default.

“Distributions” shall mean, with respect to any Person (i) cash distributions or any other distributions on, or in respect of, any ownership interest or any membership or partnership interest of such Person, and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such interest.

“Earnings Assignments” shall mean (i) the first priority assignments of charter hire, freight and earnings with respect to the Vessels granted by the Borrower in favor of Lender and (ii) the assignments of charter hire, freight and earnings with respect to the Pool Vessels, subject and subordinate only to that granted by Borrower to the Revolver Lenders, both in form and substance satisfactory to Lender and its counsel.

“EBITDA” shall mean, with respect to any fiscal period of K-Sea and its consolidated Affiliates, including, without limitation, Borrower, on a consolidated basis, the sum of:

(1)           the net income (or net loss) of the Borrower and its consolidated Affiliates (determined in accordance with GAAP) for such fiscal period, without giving effect to pre-tax gains or losses on the sale of assets or to any other extraordinary pre-tax gains or losses; plus (or minus)

(2)           to the extent that any of the items referred to in any of clauses (A) through (C) below are deducted or added in calculating such net income:

A.            interest expense and interest income of the Borrower and its consolidated Affiliates for such fiscal period;

B.            federal and state income tax expenses of the Borrower and its consolidated Affiliates for such fiscal period;

C.            the amount of all depreciation and amortization for such fiscal period.

“Environmental Action” shall mean any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in connection with or arising from exposure to or the actual or potential release of Hazardous Materials, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Event” shall mean (i) an environmental event that has occurred or any environmental condition that is discovered in, on, beneath, from or involving any of the Vessels (including the presence, emission or release of Hazardous Materials or the violation of any applicable Environmental Law) for which a remediation or reporting could reasonably be required under applicable Environmental Law, or (ii) notification received by Borrower or any charterer of a Vessel that such charterer, Borrower, or any Vessel is the subject of an Environmental Action relating to such Vessel that could reasonably be expected to result in any ordered remediation or corrective action or other material liability under applicable Environmental Law.

“Environmental Law” shall mean any and all applicable international, foreign, federal, state, regional and local Laws (as well as obligations, duties and requirements relating thereto under common law) relating to:  (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water (including, without limitation, all inland and ocean waters), groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); or (c) pollution or the protection of human health, safety or the environment from exposure to or injury or damage caused by Hazardous Materials.  Without limitation, “Environmental Law” includes CERCLA and OPA 90 and IMO 13(g) (when and if the latter comes into effect).

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” as defined in Section 7 hereof.

“Event of Loss” shall mean, with respect to any Vessel or Pool Vessel, the actual or constructive loss or the disappearance of such Vessel or Pool Vessel or the loss of use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to or use of, such Vessel or Pool Vessel by any governmental authority or any other Person, whether or not acting under color of governmental authority.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of Borrower or K-Sea.

“Financial Statements” shall mean the balance sheets and statements of income and cash flows of K-Sea and its consolidated Affiliates, including, without limitation, Borrower, as required from time to time to be provided to Lender under this Agreement.

“Fixed Charge Coverage Ratio” shall mean, for purposes of Section 5.2(a) hereof, with respect to K-Sea and its consolidated Affiliates, including, without limitation, Borrower, for the applicable fiscal period, the ratio of EBITDA less Maintenance CAPEX divided by Fixed Charges for such period.

“Fixed Charges” shall mean the sum, for any period for K-Sea and its consolidated Affiliates, including, without limitation, Borrower, on a consolidated basis, of the following:  (i) Interest Expense, plus (ii) the current portion of minimum rents under operating leases, plus (iii) Current Maturities.  For the quarters ended March 31, 2003, June 30, 2003, September 30, 2003, and December 31, 2003, Interest Expense shall exclude all interest incurred prior to such Closing Date related to debt obligations repaid from initial public offering proceeds for K-Sea and not refunded with any Revolver Loan provided by Revolver Lenders pursuant to the Revolving Loan Agreement.

“Fixed Rate Option” as defined in Section 2.3 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as may be determined by the Financial Accounting Standards Board.

“Government Approval” shall mean an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean (a) hazardous materials, hazardous wastes, and hazardous substances as those or similar terms are defined under any Environmental Laws, including, but not limited to, the following:  the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time, CERCLA, the

Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time, and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time, OPA 90; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (f) radon; (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (h) any hazardous substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any international, federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement (excluding fuel surcharge) or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all operating lease obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that “Indebtedness” shall not include (x) Secured Nonrecourse Obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Interest Expense” shall mean, for any period, the sum, for K-Sea and its consolidated Affiliates, including, without limitation, Borrower, on a consolidated basis, of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean each one-month period which ends on the last day of the calendar month preceding the next Installment Payment Date; the first Interest Period shall begin on the Closing Date and end on the last day of the calendar month preceding the first Installment Payment Date.

“Installment Payment Date” shall mean, with respect to the Note, each of the eighty-three (83) consecutive monthly dates, commencing on March 10, 2004,  on which an installment of principal and interest is due on such Note and the subsequent eighty-fourth (84th) consecutive monthly date on which a final balloon payment plus accrued interest is due on such Note.

“K-Sea” shall mean K-Sea Transportation Partners L.P.

“Late Charge Rate” shall mean a rate per annum equal to eighteen percent (18%).

“Lender” as defined in the introductory paragraphs of this Agreement.

“Leverage Ratio” shall be calculated by dividing total liabilities (excluding deferred taxes) less Subordinated Indebtedness by Tangible Net Worth.

“Liens” shall mean, with respect to any asset, any interest in property securing an obligation owed to, or a claim by any person other than the owner of the property, whether such interest shall be based on common law, maritime law, statute, contract or conveyance and including, but not limited to, the security interest lien arising from any pledge, mortgage, chattel mortgage, charge, encumbrance, conditional sale or trust receipt, or from a charter, consignment or bailment for security purposes and any tax lien, mechanic’s lien, materialman’s lien, workman’s lien, repairman’s lien, any financing statement or other similar charge or encumbrance.

“Loan” shall mean the loan to be made by Lender pursuant to this Agreement.

“Loan Accounts” shall mean one or more loan accounts maintained by Lender for Borrower in the ordinary course of business, including, without limitation, any loan account in respect of the Loan, and each, a “Loan Account.”

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage, the Assignments, any other consents given with respect to any of the foregoing, and any other documents required by counsel to Lender.

“Long-Term Debt” shall mean the aggregate (as of the date of calculation) of all those component parts of the Indebtedness which fall due on or for which payment of any amount is due more than one (1) year after the respective dates of the agreements providing for such component parts of the Indebtedness.

“Long-Term Leases” shall mean, as of any date with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, of such Person outstanding the term of which ends more than one (1) year from the date of calculation.  “Rent” for this purpose shall include only the capital portion of rent for all Capital Lease Obligations and the entire rent payable for all operating leases.

“Maintenance CAPEX” shall mean Capital Expenditures for any period minus the corresponding increase in Long-Term Debt and/or Long-Term Leases for the same period.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Collateral, (b) the property, business, operations, financial condition, liabilities or capitalization of K-Sea and its consolidated Affiliates, including, without limitation, Borrower, taken as a whole, (c) the ability of Borrower to perform any of its obligations under this Agreement (including the timely payment of all amounts due hereunder), (d) the rights of or benefits available to Lender under this Agreement, or (e) the validity or enforceability of this Agreement.

“Mortgage” shall mean the first preferred mortgage to be granted by Borrower and in favor of Lender in form and substance satisfactory to Lender and its counsel over the whole of the Vessels to secure the Obligations, as the same may be amended, modified or supplemented from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” shall mean the promissory note of Borrower, substantially in the form of Exhibit A attached hereto, evidencing the Loan, as described in Section 2.2 hereof.

“Note Term” as defined in Section 2.2 hereof.

“Obligations” shall mean (i) the aggregate unpaid principal amount of, and accrued interest on, the Note; (ii) all other obligations and liabilities of Borrower now existing or hereafter incurred, arising out of under, or in connection with this Agreement, the Note, or any of the other Loan Documents and (iii) all Revolving Loan Obligations.

“One Month LIBOR” shall mean, with respect to each Interest Period, the London InterBank Offered Rate (LIBOR) for United States dollars for a thirty-day period as reported in the “Money Rates” section of the Wall Street Journal, on the second Business Day preceding the first day of the calendar month in which the Interest Period commences.  If such rate does not appear in the Wall Street Journal, the One Month LIBOR shall be determined from such source as Lender shall determine.

“OPA 90” shall mean the Oil Pollution Act of 1990, P.L. 101-380, 104 Stat. 484 et seq., as amended from time to time.

“Orderly Liquidation Value” shall mean, with respect to any Vessel, the net proceeds anticipated at a sale other than a forced sale upon foreclosure, as determined by Lender or by independent appraisers appointed by Lender, at Borrower’s expense.

“Organizational Document” shall mean, as the case may be, the articles of incorporation, by-laws, partnership agreement, articles of organization or other instrument creating or governing the operations, rights and obligations of the owners of an enterprise.

“Participant” shall mean any assignee or participant who has purchased a participating interest in the Loan Documents as contemplated by Section 9.16 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” as to any Vessel shall have the meaning assigned to it in the Mortgage.

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Collateral” as defined in Section 6.1(c) hereof.

“Pool Vessels” as defined in the Recitals hereto and each a “Pool Vessel.”

“Prepayment Premium” shall mean, except as provided in Sections 2.5(a) and (b), with respect to the permitted or required prepayment of the Note hereunder, three percent (3%) of the outstanding principal amount of the Loan after the first (1st) anniversary date of the Agreement, but before the second (2nd) anniversary date, two percent (2%) of the outstanding principal amount of the Loan after the second (2nd) anniversary date of the Agreement, but before the third (3rd) anniversary date, and one percent (1%) thereafter.

“Proceeds” shall have the meaning assigned to it in the UCC and, in any event, shall include, but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Vessels or other Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all and any part of the Vessels by any governmental body, authority, bureau or agency of an other Person (whether or not acting under color of governmental authority); and (iii) accounts arising out of any charter or chattel paper evidencing, any lease or charter of, any and all other rents, hire or profits or other amounts from time to time paid or payable in connection with, any of the Vessels.  In no event shall the term be construed more narrowly than the meaning set forth in the Assignments and the Mortgage.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, (a) that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department, or (b) in which, or for which, Lender is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business.

“Prohibited Person” shall mean any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time.

“Revolver Assignments” shall mean the Assignments, as such term is defined in the Revolving Loan Agreement.

“Revolver Lenders” as defined in the Recitals hereof.

“Revolver Loans” as defined in the Recitals hereof.

“Revolver Mortgage” shall mean the Mortgage, as such term is defined in the Revolving Loan Agreement.

“Revolving Loan Agreement” as defined in the Recitals hereof.

“Revolving Loan Default” shall mean the occurrence and continuance of a “Default” under and as defined in the Revolving Loan Agreement.

“Revolving Loan Event of Default” shall mean the occurrence and continuance of an “Event of Default” under and as defined in the Revolving Loan Agreement.

“Revolving Loan Obligations” shall mean the Obligations as such term is defined in the Revolving Loan Agreement.

“Second Mortgage” shall mean the preferred mortgage to be granted by Borrower and in favor of Revolver Lenders over the whole of the Vessels and related Collateral, as the same may be amended, modified or supplemented from time to time, subject only to the mortgage in favor of the Lender and Permitted Liens.

“Second Pool Vessel Mortgage” shall mean the preferred mortgage to be granted by Borrower and in favor of Lender in form and substance satisfactory to Lender and its counsel over the whole of the Pool Vessels and related Collateral to secure the Obligations, as the same may be amended, modified or supplemented from time to time, subject only to the mortgage in favor of the Revolver Lenders and Permitted Liens (as that term in defined in the Revolving Loan Agreement).

“Secured Nonrecourse Obligations” shall mean (i) secured obligations of Borrower taken on a consolidated basis where recourse of the payee of such obligations is expressly limited to an assigned lease or loan receivable and the property related thereto, (ii) debt of Single Transaction Subsidiaries, or (iii) liabilities of Borrower taken on a consolidated basis to any manufacturer of leased equipment where such liabilities are payable solely out of revenues derived from the leasing or sale of such equipment; excluding, however, nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Single Transaction Subsidiary” shall mean any Subsidiary whose assets consist solely of financing  transactions and the proceeds thereof with one or more obligors where the obligations of such Subsidiary are not guaranteed by Borrower or any other Subsidiary and for which neither Borrower nor such other Subsidiary is liable.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender, any successor lender or participant is subject with respect to the One Month LIBOR, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  The Loan shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean all Indebtedness which is subordinated to the Obligations by its terms or pursuant to a subordination agreement, in each case, reasonably acceptable to Lender.

“Subsidiary” shall mean, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the Parent, or (b) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to in Section 5.1(a) of this Agreement excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, franchises, and accounts receivables from any Affiliate, employee or stockholder.  Tangible Net Worth shall include Subordinated Indebtedness.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.

“Vessel” shall mean each of the Vessels identified on Schedule I hereto together with all of its machinery, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, appliances, equipment, spare and replacement parts and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired by Borrower and whether on board or not, and also any and all additions, improvements and replacements made in or to such Vessel or any part thereof or in or to any equipment and appurtenances thereunder appertaining or belonging.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

Section 2.              Amount and Terms of Loan.

2.1           Commitment.  Subject to the terms and conditions of this Agreement, on the Closing Date, Lender agrees to make a single Loan to Borrower in an aggregate amount not to exceed TWENTY-FIVE MILLION FORTY-EIGHT THOUSAND AND NO HUNDREDTHS UNITED STATES DOLLARS (US$25,048,000.00).

2.2           The Note.  The Loan shall be evidenced by a Note.  The Note shall (A) be dated the date on which the Loan is made; (B) be for a term (the “Note Term”) of eighty-four months, (C) be payable in eighty-three (83) equal consecutive monthly installments of principal in the amount of One Hundred Thirty-Nine Thousand One Hundred Fifty-Five and No Hundredths United States Dollars (US$139,155.00) each, plus accrued interest, with a balloon payment of all remaining principal outstanding due on the eighty-fourth (84th) Installment Payment Date, plus all accrued and unpaid interest; and (D) shall bear interest from the date thereof on the unpaid principal thereof at the Applicable Interest Rate at all times during which any amounts are outstanding under the Note.

2.3           Fixed Rate Option.  After the first (1st) anniversary date of this Agreement, Borrower shall have a one time option (with 15 days prior written notice to Lender) to fix the rate of interest due under the Note by giving appropriate notice to Lender or its assigns (the “Fixed Rate Option”).

2.4           Late Charges.  Any amount not paid when due under the Note shall, to the extent permitted by applicable law, bear late charges thereon, calculated at the Late Charge Rate, from the due date thereof until such amount shall be received by Lender in full.

2.5           Prepayment.

(a)           In the event that any Vessel shall suffer an Event of Loss, the Borrower shall make a prepayment in the amount of the then outstanding principal amount of the Note, together with accrued interest thereon and all other amounts owing under or with respect to this Agreement and the other Loan Documents and the Prepayment Premium, on the earlier of (i) the next Installment Payment Date immediately following the receipt of insurance proceeds paid on account of such Event of Loss and (ii) the third (3rd) monthly Installment Payment Date following the date of an actual total loss or the date of declaration of a constructive total loss, as the case may be, provided, however, that if (i) such Event of Loss occurs before the third (3rd) anniversary date of this Agreement, (ii) Borrower has not exercised the Fixed Rate Option and (iii) Borrower has not exercised its one-time right of prepayment set forth in the second sentence of Section 2.5(b) hereof, the Prepayment Premium shall not apply to Eight Million and No Hundredths United States Dollars (US$8,000,000.00) of the principal amount being prepaid pursuant to this Section 2.5(a) and, provided further, that all scheduled installments of principal together with accrued interest thereon shall be paid in accordance with the terms of the Note through the date of prepayment in accordance with this Section 2.5(a).  Failure by Borrower to make the prepayment required by this Section 2.5(a) on the date so determined shall constitute an Event of Default.

(b)           After the first (1st) anniversary date of this Agreement and provided that no Default or Event of Default shall have occurred and be continuing and, provided further, that Borrower shall have provided Lender thirty (30) days’ prior written notice to Lender thereof, Borrower may prepay the Note in whole or in part on any Installment Payment Date, plus accrued interest thereon and if the Note is to be paid in full, any other amounts owing on the Note, provided that such whole or partial prepayment is made together with a Prepayment Premium.  Notwithstanding anything in the foregoing sentence to the contrary, at anytime before the third (3rd) anniversary date of this Agreement and so long as the Fixed Rate Option has not been exercised, upon thirty (30) days’ prior written notice to Lender thereof, Borrower may make a one-time prepayment not to exceed Eight Million and No Hundredths United States Dollars (US$8,000,000.00) on any Installment Payment Date, without a Prepayment Premium, which amount shall be deducted from the balloon principal payment due on the eighty-fourth (84th) Installment Payment Date.  No prepayment made pursuant to the foregoing sentence will result in a recalculation of the amount of the first eighty-three (83) payments of principal due under the Note.

(c)           In the event that any annual Appraisal determines an Orderly Liquidation Value of less than the principal then outstanding on the Loan, then Lender may, at its sole election, (1) require partial prepayment to restore the Loan to the Collateral value to 100% (based on the Orderly Liquidation Value), (2) demand full prepayment of the Loan, (3) require additional Collateral acceptable to Lender in its sole discretion, or (4) adjust upward the remaining principal payments to amortize the difference over the remaining life of the Loan.  Borrower shall also pay the Prepayment Premium on any partial or full prepayment pursuant to this Section 2.5(c).

(d)           Except as expressly provided in the foregoing paragraphs (a) and (b) hereof, Borrower shall not be permitted to make any other prepayments on the Note.

2.6           Use of Proceeds.  All the proceeds of the Loan shall be applied by Borrower to acquire the Vessels.

2.7           Application of Payments.  All amounts received by Lender with respect to any of the Collateral shall be applied as follows:

(a)           Note Payments Received During the Note Term.  So long as no (x) Default with respect to any payments due hereunder or under any other Obligation or (y) Event of Default shall have occurred and be continuing, each payment of an installment under any Note received by Lender during the Note Term shall be applied first, to any costs, expenses, fees or other amounts due under this Agreement or under the other Loan Documents not constituting principal and interest due under the Note, second, to late charges due under such Note, third, to interest due under the Note and fourth, to the payment in full of principal and all other Obligations which are then due and payable.

(b)           Casualty Payments.  So long as no (x) Default with respect to the payments due hereunder or under any other Obligation or (y) Event of Default shall have occurred and be continuing, any amounts received by Lender as a result of an Event of Loss with respect to any Vessel (including, without limitation, any payment of prepayment amounts under Section 2.5(a) or insurance or condemnation proceeds) shall be applied first to the prepayment amounts required to be paid by Section 2.5 hereof, second, to the payment in full of all other Obligations which are then due and payable, and third, the balance, if any, after payment of the foregoing amounts shall be paid by Lender to Borrower.

(c)           Other Amounts.  So long as no (x) Default with respect to any payments due hereunder or under any other Obligation or (y) Event of Default shall have occurred and be continuing, all Proceeds from time to time received by Lender shall be applied first, to any costs, expenses, fees or other amounts due under this Agreement and the other Loan Documents not constituting principal and interest due under the Note, second, to late charges due under the Note, third, to interest due under the Note, fourth, to principal installments due under the Note, fifth to the payment in full and all other Obligations which are then due and payable and sixth, if provision as to the application of such amounts is made in this Agreement or any other Loan Document, Lender shall, in its sole discretion, either apply such payment to the purpose for which it was made or pay it to Borrower which shall so apply it, seventh, if due to Borrower, Lender shall pay such amounts to Borrower.

(d)           Application After Default or Event of Default.  All payments received and amounts realized by Lender after a Default or Event of Default shall have occurred and be continuing, but prior to any declaration by Lender that any charter is in default or any acceleration of the Note which funds would, but for the provisions of the Earnings Assignments be paid to Borrower, shall be held by Lender as part of the Collateral until such time as no Defaults or Events of Default shall be continuing hereunder (at which time such funds shall be paid to Borrower) or until such funds are applied pursuant to Section 8 hereof.

(e)           Application After Declaration.  After an Event of Default shall have occurred and be continuing and after Lender has either (x) as assignee from Borrower of any charter of the Vessels, declared such charter to be in default or terminated in accordance with the terms thereof, or (y) declared the Note to be due and payable pursuant to Section 8 hereof, or done both (x) and (y), all payments received and amounts realized by Lender, as well as all payments or amounts then held by Lender as part of the Collateral, shall be applied against the Obligations in such order and such manner as Lender, in its sole discretion, may determine and as otherwise provided in the other Loan Documents and the documents evidencing the other Obligations, and the balance, if any, shall be paid by Lender to Borrower.

2.8           Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the One Month LIBOR); or

(ii)           impose on Lender or the London InterBank Market any other condition affecting this Agreement or the Loan made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.  In the alternative, Lender may debit Borrower’s Loan Account in the amount of such additional costs.

(b)           If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)           A certificate of Lender calculating and setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.              Conditions of Borrowing.

3.1           Conditions of the Loan.  Lender shall not be required to make the Loan hereunder unless on the Closing Date of the Loan:

(a)           Facility Fee.  Lender shall have received a facility fee in the amount of Two Hundred Forty-Eight Thousand and No Hundredths United States Dollars (US$248,000.00), by wire transfer or otherwise, or may be added to the principal balance of the Loan.

(b)           Certificate of Incumbency of Borrower.  Lender shall have received a certificate of incumbency of the Borrower, signed by the Secretary (or other authorized officer) thereof, which certificate shall certify the names of each of the officers authorized to execute any of the Loan Documents to which it is a party or any other related document on behalf of each, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of an authorized officer of Borrower, as the case may be, canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(c)           Certificate of Good Standing.  Lender shall have received a certificate of good standing for the Borrower issued by the Secretary of State of Delaware dated within thirty (30) days of the Closing Date.

(d)           Resolutions.  Lender shall have received a certified copy of all company proceedings of the Borrower evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage, each Assignment and the transactions contemplated hereby and thereby has been duly taken.

(e)           Opinion of Counsel.  Lender shall have received the written opinion addressed to it of counsel for Borrower (covering, among other things, matters contained in Section 4) satisfactory in form and substance to Lender and its counsel confirming that the requirements of Section 4.9 hereof have been met.

(f)            Documents.  Each of the Note, the Mortgage, the Second Pool Vessel Mortgage, the Assignments and the other Loan Documents shall be in form and substance satisfactory to Lender and its legal counsel and shall have been duly executed and delivered to Lender by the parties thereto and acknowledgements and consents to assignments, in form and substance satisfactory to Lender, from Charterer shall have been duly authorized and executed and delivered to Lender.

(g)           Discharge of Any Existing Liens.  Lender shall be satisfied that the Vessels and the Pool Vessels are then free and clear of all Liens other than Permitted Liens and shall have received written confirmation from the Charterer that the Vessels have been redelivered pursuant to that Memorandum of Agreement, dated January 29, 2004 between Borrower and Charterer free and clear of any Lien created by the Charterer or in favor of the Charterer.

(h)           Insurance.  Lender shall have received evidence in form and amount satisfactory to it that the Vessels and Pool Vessels securing the Loan are insured in accordance with the provisions of this Agreement and the Mortgage and that Lender is named loss payee on all such insurances.

(i)            Mortgage and Security Interest.  All filings including all applicable UCC-1 filings pursuant to the UCC, recordings and other actions deemed necessary or desirable by Lender in order to establish, protect, preserve and perfect (i) the Mortgage as first preferred fleet mortgage on the whole of the Vessels, (ii) the Second Pool Vessel Mortgage as preferred mortgage on the Pool Vessels subject only to the mortgage in favor of the Revolver Lenders and Permitted Liens (as that term is defined in the Revolving Loan Agreement) and (iii) Lender’s lien on and security interest in all other Collateral related to the Vessels as a valid perfected first priority security interest  and in all other Collateral related to the Pool Vessels as a valid perfected second priority security interest -shall have been duly effected, including, without limitation, the filing of financing statements and the filing and recordation of the Mortgage and the Second Pool Vessel Mortgage and all other actions required to perfect Lender’s security interest in the Collateral, all in form and substance satisfactory to Lender, and all fees, taxes and other charges relating to such filings and recordings shall have been paid by Borrower.

(j)            Representations.  (i)  The representations and warranties contained in this Agreement, the Mortgage, the Second Pool Vessel Mortgage, the Assignments and in all other Loan Documents and other documents executed and delivered to Lender in connection herewith shall be true and correct in all respects on and as of the date of the making of the Loan with the same effect as if made on and as of such date; (ii) no Default or Event of Default shall be in existence on the date of the making of the Loan or shall occur as a result of the Loan; (iii) no Revolving Loan Default or Revolving Loan Event of Default shall be in existence on the date of the making of the Loan or shall occur as a result of the Loan, (iv) no event of default shall have occurred and be continuing under any charter of any Vessel or Pool Vessel on the date of the making of the Loan; and (v) the acceptance by Borrower of the Loan shall constitute a representation by Borrower that the statements contained in clauses (i), (ii), (iii) and (iv) above are true and correct at Closing.

(k)           No Material Adverse Change.  In the sole judgment of Lender, there shall have been no material adverse change in the financial condition, business or operations of K-Sea Transportation, LLC and its consolidated Subsidiaries portrayed in the June 30, 2003 Financial Statements, reported on by PriceWaterhouseCoopers.  Lender shall have received unaudited Financial Statements for the three months ended September 30, 2003, which statements must confirm the preliminary figures previously presented by Borrower to Lender.

(l)            Other Documents and Information.  Lender shall have received from the Borrower in form and substance satisfactory to Lender, such other documents and information as Lender shall reasonably request.

(m)          Proof of Ownership.  With respect to each Vessel and Pool Vessel, Lender shall have received and found to be satisfactory a Certificate of Ownership, Abstract of Title or other evidence acceptable to Lender as to such Vessel or Pool Vessel confirming that such Vessel or Pool Vessel is owned by Borrower free of all recorded Liens as of the Closing Date.

(n)           Legal Matters.  All legal matters with respect to and all legal documents executed in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for Lender.

(o)           Appraisals.  Lender shall have received and found to be satisfactory or agreed to defer (subject to Section 5.1(b) hereof) the Appraisal of each Vessel conducted by an appraiser satisfactory to Lender, which appraiser shall be commissioned by Lender and paid for by Borrower.

(p)           Charter and Contracts.  Lender shall have received copies of all charters and other contracts for use or employment of the Vessels, including, without limitation, the Charter and COA and confirmed to its satisfaction that all such contracts are in full force and effect and with no disputes having taken place and on terms consistent with this Agreement and the other Loan Documents.

(q)           No Event of Loss.  No Event of Loss shall have occurred with respect to any Vessel or any Pool Vessel.

Section 4.              Representations and Warranties.  In order to induce Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender that:

4.1           Organization.  The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has not engaged in any other business than the purchase, mortgaging, ownership, managing, operation and chartering of the Vessels and Pool Vessels and has the necessary right, power and authority to own the Vessels and Pool Vessels and its other assets and to transact the business in which it is engaged, and is duly qualified to do business in each jurisdiction where such qualification is legally required and in each jurisdiction where the failure to qualify would affect the enforceability of the Loan Documents or otherwise adversely affect the Collateral or Borrower’s ability to perform its obligations under any of the Loan Documents.

4.2           Power and Authority.  Borrower has full power, authority and legal right to execute and deliver this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage, the Assignments and any other Loan Documents executed and delivered from time to time by Borrower, and to perform its obligations hereunder and thereunder, to borrow hereunder and to grant the security interests created by this Agreement, the Mortgage and the Second Pool Vessel Mortgage.

4.3           Consents and Permits.  No consent of any other Person (including any stockholders, trustees or holders of indebtedness), and no consent, license, approval or authorization of, exemption by, or registration or declaration with, any governmental body, authority, bureau or agency is required in connection with the execution, delivery or performance by Borrower of this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage or the Assignments.

4.4           No Legal Bar.  The execution, delivery of performance by Borrower of this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage or the Assignments do not and will not violate any provision of any applicable law or regulation or of any judgment, award, order, writ or decree of any court or governmental instrumentality, will not violate any provision of the limited partnership agreement or other Organizational Document of the Borrower and will not violate any provision of or cause a default under any mortgage, indenture, contract, agreement or other undertaking to which the Borrower is a party or which purports to be binding upon the Borrower or upon any of its assets, and will not result in the creation or imposition of any Lien on any of the assets of any of the Borrower other than the security interests and mortgage intended to be created hereby and under the Assignments, the Mortgage and the Second Pool Vessel Mortgage.

4.5           No Defaults.  The Borrower is not in default, and no event or condition exists which after the giving of notice or lapse of time or both would constitute an Event of Default, under this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage, any Assignment or under any mortgage, indenture, contract, agreement, judgment or other undertaking to which the Borrower is a party or which may be binding upon any of its assets, except for any such default event or condition which, individually or in the aggregate, would not affect the Borrower’s ability to perform its obligations under this Agreement, the Note, the Mortgage, the Second Mortgage, the Assignments, or any such mortgage, indenture, contract, agreement, judgment or other undertaking.

4.6           Enforceability.  Each of this Agreement, the Note, the Mortgage, the Second Pool Vessel Mortgage, the Assignments and the other Loan Documents has been duly authorized, executed and delivered by Borrower, as the case may be, and constitutes a legal, valid and binding obligation of Borrower, as the case may be, enforceable in accordance with its respective terms.

4.7           No Litigation.  There is no action, suit, investigation or proceeding (whether or not purportedly on behalf of the Borrower) pending or threatened against or affecting the Borrower or any of its assets (a) which involves the Vessels or the Pool Vessels, any Assignment or any of the transactions contemplated by this Agreement or the other Loan Documents; or (b) which, if adversely determined, could have a Material Adverse Effect.

4.8           Title to Vessels.  On the Closing Date, Borrower shall have valid and marketable title to the Vessels subject to no Liens except Permitted Liens.

4.9           Lender’s Security Interest.  On the Closing Date, Lender shall have (i) a legal, valid and continuing first preferred mortgage and a perfected first (and, except for the Second Mortgage, only) lien on and security interest in the Vessels and in the Collateral related to the Vessels and all taxes, fees and other charges in connection therewith shall have been duly paid and (ii) a legal, valid and continuing preferred mortgage and a perfected second (subject only to the lien of the Revolver Lenders) lien on and security interest in the Pool Vessels and in the Collateral related to the Pool Vessels and all taxes, fees and other charges in connection therewith shall have been duly paid.  There are no charters or other use agreements in effect on the Vessels other than the Charter and the COA.

4.10         Financial Condition of Borrower.  (a)  Borrower was formed on July 14, 2003, and has conducted no business other than the acquisition, ownership and chartering of its vessels, including the Vessels.

(b)           Borrower has heretofore furnished to Lender Financial Statements (i) as of and for the fiscal year ended June 30, 2003, reported on by PriceWaterhouseCoopers, independent public accountants, and (ii) as of and for the succeeding fiscal quarter ended September 30, 2003, certified by the applicable Financial Officer, which Financial Statements present fairly, in all material respects the financial position and results of operations and cash flows as of such dates and for such periods in accordance with GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of Financial

Statements referred to in clause (b)(ii) above and there has been no material adverse change in the financial condition, business or operations of the Borrower since said dates.

4.11         Income Taxes.  Borrower shall have filed all Federal, state and local income tax returns that are required to be filed, and have paid all taxes and all assessments received by it to the extent that such taxes and assessments have become due, and Borrower does not have any knowledge of any or actual proposed deficiency or additional assessment in connection therewith.  The charges, accruals and reserves on the books of Borrower in respect of Federal, state and local taxes for all open years, and for the current fiscal year, make adequate provision for all unpaid tax liabilities for such periods.

4.12         Principal Place of Business.  The Borrower maintains a principal place of business located at 3245 Richmond Terrace, Staten Island, New York, New York 10303-0003.

4.13         No Other Name.  During the past five (5) years, Borrower has not changed its name or conducted business in any other name than that set forth in the introductory paragraphs of this Agreement.

4.14         Payment of Taxes.  All sales, use, property or other taxes, licenses, tolls, inspection or other fees, bonds, permits or certificates which were or may be required to be paid or obtained in connection with the acquisition by Borrower of the Vessels will have been, or when due will be, paid in full or obtained, as the case may be.

4.15         Environmental Condition.  Except as identified on Schedule 4.15 hereto, none of Borrower’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law (including, without limitation, OPA 90) as a Hazardous Materials disposal site, or a candidate for closure pursuant to any Environmental Law, which designation or identification could reasonably be expected to have a material adverse effect on Borrower’s or its Subsidiaries’ business or on any of the Collateral.  No Lien arising under any Environmental Law has attached to any revenues or to any of the Vessels or any real or personal property owned by Borrower or any of its Subsidiaries.  Neither Borrower nor any of its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency, the United States Coast Guard or any other federal or state governmental agency regarding any action or omission by Borrower or any of its Subsidiaries resulting in the releasing, or otherwise exposing of Hazardous Materials into the environment, which notice could reasonably be expected to have a material adverse effect on Borrower’s or its Subsidiaries’ business or on any of the Collateral.  Borrower and its Subsidiaries (a) are in compliance (in all material respects) with all Environmental Laws, including, but not limited to, all statutes, regulations, ordinances and other legal requirements pertaining to the production, storage, handling, treatment, release, transportation or disposal of any Hazardous Materials, and (b) will obtain, maintain and/or comply with any permit, license or other approval required under any Environmental Law.

4.16         Compliance with Laws and Agreements.  Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

4.17         Investment and Holding Company Status.  Neither Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

4.18         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

4.19         Disclosure.  None of the reports, Financial Statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to Borrower that could have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Lender for use in connection with the transactions contemplated hereby.

4.20         Title.  Borrower has and at all times will defend and continue to have good and marketable title to all of the Collateral, free and clear of all Liens, security interests, claims or encumbrances of any kind whatsoever subject only to Permitted Liens and the Vessels and the Pool Vessels are documented in the name of Borrower with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.

4.21         Citizenship.  Borrower is a citizen of the United States as defined in section 2 of the Shipping Act, 1916, as amended, duly qualified to engage in the coastwise trade and in foreign commerce of the United States, and shall remain such a citizen while the Loan remains outstanding and during the life of the Mortgage and the Second Pool Vessels Mortgage.

Section 5.              Covenants.

5.1           Affirmative Covenants.  The Borrower covenants and agrees that from and after the date hereof and so long as the Obligations are outstanding:

(a)           Financial Statements and Other Information.  (i)  Borrower shall deliver to Lender, at Borrower’s sole expense:  (a) as soon as available but no later than forty-five (45) days after the end of each fiscal quarter, the unaudited consolidated Financial Statements of K-Sea for such interim fiscal period, certified by the Financial Officer of K-Sea, and (b) as soon as available but no later than ninety (90) days after the end of each fiscal year, the audited consolidated Financial Statements of K-Sea for such fiscal year, certified by independent certified public accountants acceptable to Lender.  All of the foregoing shall be in such form and together with such information with respect to the business of Borrower, as Lender may in each case request as reasonably calculated by Lender to enable it to confirm and prove elements of the Financial Statements.  Borrower shall keep and maintain its books and records in accordance with GAAP, consistently applied.

(ii)           Concurrently with any delivery of Financial Statements under clause (a) above, Borrower shall deliver to Lender a certificate of a Financial Officer of K-Sea (a) certifying as to whether a Default has occurred since the delivery of the previous such certificate or to the date hereof and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.2(a), (b), (c) and (e) (hereof), and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited Financial Statements referred to in Section 4.10 or Section 5.1(a) hereof, as applicable, has had a material adverse effect on the Financial Statements accompanying such certificate and, if so, the estimated dollar amount thereof.

(iii)          Promptly after the same become publicly available, Borrower shall make available (including through electronic availability) to Lender copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(iv)          Promptly following any request therefor, Borrower shall deliver to Lender such other information regarding the operations, business affairs and financial condition of K-Sea or any Subsidiary, or compliance with the terms of this Agreement, as Lender may reasonably request.

(b)           Vessel Appraisals.  Lender may conduct, and Borrower shall cooperate in the conduct of, a physical Appraisal of any or all of the Vessels at Borrower’s expense, over every twelve (12) month period of this Agreement in the absence of an Event of Default and at any time during the continuance of an Event of Default.  The first twelve-month period will begin on the Closing Date; provided, however, that Borrower will allow access to any appraiser sent by Lender to attend and appraise any Vessel in drydock at any time on reasonable notice.  Each fiscal year, Borrower shall provide Lender with a drydock schedule and location of drydock.  In the event Lender consents to defer the initial Appraisal contemplated in Section 3.1(o) hereof to a date subsequent to Closing, such deferred Appraisal shall not defer any right of Lender to conduct a subsequent Appraisal within the first twelve month period.

(c)           Fees and Expenses.  Borrower shall pay, on Lender’s demand and delivery to Borrower of invoices therefor, all actual out-of-pocket costs, expenses, filing fees and taxes payable in connection with the negotiation, preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Agreement and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may hereafter be made or entered into in respect hereof, or in any way involving claims or defense asserted by Lender or claims or defenses against Lender asserted by Borrower or any guarantor or any third party directly or indirectly arising out of or related to the relationship between Borrower and Lender, including, but not limited to, the following, whether incurred before, during or after the initial or any renewal term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute:  (a) all costs and expenses of filing or recording (including the UCC financing statement and any Mortgage filing taxes and fees, abstract fees relating to the Vessels, documentary taxes, intangibles taxes, etc., if applicable); (b) all insurance premiums, appraisal fees, fees incurred in connection with any environmental report, audit or survey and search fees; (c) all fees as then in effect relating to the wire transfer of loan proceeds and other funds and fees then in effect for returned checks and credit reports; (d) with respect to periodic field examinations of the Collateral and Borrower’s operations, a per diem charge at the rate of $1,000.00 per person per day for Lender’s examiners in the field and office in excess of three (3) days per visit; and (e) the costs, fees and disbursements of outside counsel to Lender, including, but not limited to, such fees and disbursements incurred as a result of litigation between the parties hereto, any third party and in any appeals arising therefrom.  Any of the foregoing amounts that are paid by Lender shall, until reimbursed by or on behalf of Borrower, constitute Obligations of Borrower secured by the Collateral.

(d)           Notices of Material Events.  Borrower will furnish to Lender prompt written notice of the following:

(i)            the occurrence of any Default or Event of Default;

(ii)           the filing, commencement or written threat of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower or any other Person or affecting Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)          the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(iv)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(e)           Existence; Conduct of Business.  Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(f)            Insurance.  With respect to the Collateral and other assets, Borrower shall maintain insurance at all times, with financially sound and reputable insurers that are reasonably acceptable to Lender.  With respect to insurance on all Collateral, all such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to Lender and shall provide for thirty (30) days’ prior written notice to Lender of any reduction or cancellation of coverage on account of default in the payment of any premium and shall provide Lender with the opportunity to cure nonpayment.  Borrower hereby irrevocably appoints Lender with full right of delegation by Lender as attorney-in-fact for Borrower and each of them to obtain, at Borrower’s expense, any such insurance should Borrower fail to do so and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance.  Borrower shall deliver to Lender evidence of such insurance and a lender’s loss payable endorsement satisfactory to Lender as to all existing and future insurance policies with respect to the Collateral.  Borrower shall deliver to Lender, in kind, all instruments representing proceeds of insurance received by Borrower.  Except as otherwise specifically provided in the Mortgage as to any Vessel and as provided in the Second Pool Vessel Mortgage as to any Pool Vessel, Lender may apply any insurance proceeds received at any time to the cost of repairs to or replacement of any portion of the Collateral and/or, at Lender’s option, to payment of or as security for any of the Obligations, whether or not due, in any order or manner as Lender may determine.  Borrower will insure each Vessel in accordance with Section 1.18 of the Mortgage and shall insure each Pool Vessel as provided in Section 1.18 of the Second Pool Vessel Mortgage.  Nothing in this Agreement shall be construed to limit or restrict the provisions of Section 1.18 of the Mortgage or Section 1.18 of the Second Pool Vessel Mortgage, but shall be in addition thereto.

(g)           Taxes; Use.  Borrower agrees that it will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, licensing obligations and governmental charges or levies imposed on the income, profits, sale, business or properties of Borrower and its Subsidiaries prior to the date upon which penalties attach for non-payment thereof, and promptly discharge any liens, encumbrances or other claims which may be levied or claimed against any of the Collateral, provided, that (i) any such tax, assessment, charge or levy need not be paid if the payment thereof is being contested in good faith and by appropriate proceedings, (ii) for which adequate book reserves, determined in accordance with GAAP, shall be set aside, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, and provided, further, that if any such tax, assessment, charge or levy lawfully imposed shall remain unpaid after the date upon which a Lien on any Collateral arises or may be imposed as a result of such non-payment, or if any Lien is claimed for any other reason against any of the Collateral, which if foreclosed would in Lender’s opinion adversely affect the value of Lender’s security interest in any of the Collateral, Lender may pay and discharge such taxes, assessments, charges, levies and Liens, and the amount so paid by Lender shall be payable on demand and if not paid promptly, will be charged to the appropriate Loan Account and shall be secured by the Collateral.  Borrower will, and will cause each of its Subsidiaries, to comply with all laws and all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, applicable to the Collateral or to the operation of the business of Borrower.

(h)           Maintenance of Properties; Use and Operation of Vessels.  Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.  Borrower shall require at all times that any charterer or operator of any of the Vessels and Pool Vessels shall use due diligence to operate, maintain, repair, insure, man and supply the Vessels and Pool Vessels or any of them in a careful and proper manner, comply in all material respects with and conform to all governmental laws, rules and regulations and insurance restrictions relating thereto, and operate any such Vessels and Pool Vessels with competent and duly qualified personnel.  Borrower shall ensure that none of the Vessels or Pool Vessels is traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no charterer nor any subcharterer or shipper shall be a Prohibited Person or organized in a Prohibited Jurisdiction.

(i)            Books and Records; Inspection Rights.  Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, including, without limitation, the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Borrower shall provide to Lender advance notice of all surveys and regulatory inspections in order that Lender may observe and participate.  All records, computer tapes, discs and other data storage devices, ledger sheets, correspondence, invoices, delivery receipts, documents and instruments relating to the Collateral shall also constitute Collateral and, unless and until delivered to Lender, shall be kept by Borrower, without cost to Lender, in appropriate containers and in safe places, and if Lender should so request, shall bear suitable legends identifying them as being under Lender’s dominion and control.  Lender shall at all reasonable times have full access to and the right to audit any and all of Borrower’s books, computer tapes, discs and other data storage devices and records, including, but not limited to, books and records pertaining to the Collateral and including all files and correspondence with creditors and customers, and to confirm and verify the value and collectibility of the Collateral and to do whatever else Lender reasonably may deem necessary to protect its interests.

(j)            Use of Proceeds.  The proceeds of the Loans will be used exclusively for the acquisition by Borrower of the Vessels.  Borrower shall not invest, lend or otherwise distribute the proceeds of the Loan made under this Agreement in or to any Person other than Borrower.

(k)           U.S. Person.  Borrower covenants and agrees that at all times until the Lien of the Mortgage shall be discharged and no portion of the Loan remains outstanding hereunder, it will be a limited partnership organized under the laws of Delaware or another state within the United States.

(l)            Documentation.  Borrower will comply with and satisfy all provisions of the laws and regulations of the United States now or hereafter from time to time in effect in order that the Vessels shall continue to be documented vessels pursuant to the laws of the United States as vessels of the United States under the United States flag with such endorsements as shall qualify the Vessels for participation in the coastwise trade and such other trades and services to which they may be dedicated from time to time.

(m)          Further Assurances.  Borrower will, promptly at any time and from time to time, at its sole expense, execute and deliver, and cause its Subsidiaries to execute and deliver, to Lender such further instruments and documents, and take such further action, as Lender may from time to time request in order to further carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Lender hereby and thereby, including, without limitation, the execution, delivery, recordation and filing of financing statements and continuation statements.  Borrower hereby authorizes Lender, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements and continuation statements without the signature of Borrower thereon and to file as valid financing statements in the applicable financing statement records, photocopies hereof and of any other financing statement executed in connection herewith.  Lender agrees to provide Borrower with copies of UCC filings, but shall have no liability for failure to do so and such failure shall not serve as a defense to the performance by any party of its obligations under the Loan Documents.

(n)           Borrower’s Title; Lender’s Security Interest; Personal Property.  Borrower shall warrant and defend its good and marketable title in and to the Vessels, and Lender’s perfected first priority security interest in the Collateral related to the Vessels and perfected second priority security interest in the Collateral related to the Pool Vessels, against all claims and demands whatsoever.  Borrower agrees that the Vessels shall be, and at all times remain, separately identifiable personal property.  Borrower shall, at its sole expense, take such action (including the obtaining and recording of waivers) as may be necessary to prevent any Person from acquiring any right to or interest in the Vessels by virtue of the Vessels being deemed to be real property or a part of real property or a part of other personal property, and if at any time any Person shall claim any such right or interest, Borrower shall, at its expense, cause such claim to be waived in writing or otherwise eliminated by bonding or substitution of security to Lender’s satisfaction within thirty (30) days after such claim shall have first become known to Borrower.

(o)           Indemnification.  Without limiting the generality of any other provision hereof, Borrower shall indemnify, protect, save and keep harmless Lender from and against any reduction in the amount payable out of the Collateral to Lender with respect to the Obligations, or any other loss, cost or expense (including reasonable legal fees) incurred by Lender, as the result of any breach of the provisions of this Section 5.

(p)           Performance of Contracts.  Borrower will duly observe and perform in all material respects all covenants and obligations to be performed by it under any charter or any other contract for use of the Vessels or any of them and will promptly take any and all action as may be reasonably necessary to enforce its rights under any such charter or contract or to secure the performance by such charterer or operator of such party’s obligations under any such charter or contract.  Borrower shall not materially amend, terminate or otherwise modify the terms of any such charter or contract without the prior written consent of Lender, which shall not be unreasonably withheld or delayed, but to which reasonable conditions may be attached; provided, however, Lender shall have no obligation to consent to any termination or to any amendment or modification, if in Lender’s judgment such amendment or modification would materially increase Lender’s risks in the transaction, reduce its returns or otherwise disadvantage Lender.

(q)           Environmental Compliance.  (a)  Borrower shall, and it shall require that any and all subcharterers, managers, employees, contractors, subcontractors, agents, representatives, Affiliates, consultants, occupants and any and all other Persons, (i) comply in all material respects with all applicable Environmental Laws, (ii) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Hazardous Materials in, on, or, directly or indirectly, related to or in connection with any of the Vessels or any portion thereof in a manner consistent with prudent industry practice and in compliance in all material respects with all applicable Environmental Laws, and in a manner which does not pose a significant risk to human health, safety (including occupational health and safety) or the environment, and (iii) obtain, maintain, and have on board each of the Vessels any required Certificate of Financial Responsibility; (b) Borrower shall, and it shall require that any charterer of any of the Vessels or any other Person that may have custody of any of the Vessels shall, upon the occurrence or discovery of an Environmental Event with respect to such Vessel, promptly carry out, using Borrower’s or such other Person’s own funds or proceeds of insurance with respect thereto, such actions as may be necessary to remediate or cure such Environmental Event in compliance in all material respects with all Applicable Laws, to comply in all material respects with all applicable Environmental Laws and to alleviate any significant risk to human health or the environment if the same arises from a condition on or in respect of the Vessel, whether existing prior to or during the term of this Agreement or the term of any such the charter.  Once Borrower or such other Person commences such actions, Borrower shall, and shall cause such other Person to, thereafter diligently and expeditiously proceed to comply in all material respects in a timely manner with all Environmental Laws and to eliminate any significant risk to human health or the environment arising from such Environmental Event and shall, at the request of Lender, give periodic progress reports to Lender on its compliance efforts and actions.  Nothing contained herein will relieve or discharge or in any way affect the obligation of Borrower to cure promptly any violations of Applicable Law or to pay and discharge any Liens against any of the Vessels.

(r)            Receipt of Funds by Borrower.  Notwithstanding the Earnings Assignment and the grant to Lender of priority security interests in and to the Collateral, at any time while the Note remains unpaid or any other Obligations then due and owing remain unsatisfied and an Event of Default has occurred and is continuing, should Borrower receive any amount representing funds due under or with respect to, or Proceeds of, any of the Collateral, such sums shall be held by Borrower in trust for Lender, shall be segregated from other funds of Borrower and shall be immediately paid by Borrower to Lender in the form so received, together with any necessary endorsement thereon in favor of Lender or its order, provided, however, that the foregoing shall not modify the requirements of Section 1.18 of the Mortgage or the Second Pool Vessels Mortgage.

(s)           Borrower will provide to Lender copies of all materials as and when provided to Charterer pursuant to Section 15 of the Charter.

5.2           Negative Covenants.  Until the principal of and interest on the Loan and all fees payable hereunder have been paid in full Borrower covenants and agrees with Lender that:

(a)           Fixed Charge Coverage.  The Fixed Charge Coverage Ratio will not be less than 3.00 to 1.00, tested quarterly based on the previous four fiscal quarters commencing with a retrospective measurement from March 31, 2004.

(b)           Total Funded Debt to EBITDA.  The ratio of total funded debt to EBITDA will not at any time be greater than 3.25 to 1.00, tested for the period of the previous four fiscal quarters.

(c)           Leverage Ratio.  The Leverage Ratio will not exceed 2.00 to 1.00, tested quarterly.

(d)           Adjustments to Measurements.  With respect to the foregoing Sections 5.2(a), (b) and (c) hereof, covenant performance shall be measured from the Closing Date with respect to Borrower and, for any prior period constituting part of a measurement period, with respect to the performance of K-Sea Transportation, LLC, and consolidated Subsidiaries; provided, however, that from Interest Expense, there shall be excluded all interest incurred prior to the Closing Date related to debt obligations discharged from initial public offering proceeds of K-Sea and not refunded with any Revolver Loan provided by the Revolver Lenders pursuant to the Revolving Loan Agreement.

(e)           Minimum Tangible Net Worth.  Borrower shall, at all times, maintain a minimum consolidated Tangible Net Worth of $85,000,000.00.

(f)            No Liens.  Borrower will not and will not permit any charterer (including, without limitation, the Charterer) of the Vessels or any of them to create, assume or suffer to exist any Lien of any kind upon the Collateral except for Liens in favor of Lender and the Revolver Lenders (subject to Section 6.1(c) hereof) and Permitted Liens.

(g)           No Changes in Borrower.  Borrower shall not (a) materially change its business; (b) change the form of organization of its business; or (c) without thirty (30) days’ prior written notice to Lender, change its name or jurisdiction or organization.

(h)           No Disposition of Assets.  Without the prior written consent of Lender, which shall not be unreasonably withheld, Borrower shall not directly or indirectly sell, lease (except for the Charter of a Vessel, the COA or as permitted under Section 1.15 of the Mortgage), transfer, assign, abandon, exchange or otherwise relinquish possession or dispose of any part of the Collateral or any material portion of its other assets (other than Collateral or other assets that are obsolete or worn out, or equipment disposed of, if worn out, and replaced with equipment of the same or better quality and value, in the ordinary course of business).

(i)            Fundamental Changes.  (i)  Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing; provided (a) any Person may merge into Borrower in a transaction in which Borrower is the surviving corporation, (b) any

Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to Borrower or to another Subsidiary, and (d) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lender.

(ii)           Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower, or related to its Subsidiaries on the date of execution of this Agreement.

(j)            Transactions with Affiliates.  Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Borrower and its Subsidiaries not involving any other Affiliate and (c)  any transaction permitted by Section 5.2(i) hereof; provided, that the foregoing provisions of this Section 5.2(j) shall not prohibit any such Person from declaring or paying any lawful Distributions so long as, after giving effect thereto, no Default shall have occurred and be continuing.

(k)           Restrictive Agreements.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, which restriction (or condition) is more restrictive, in substance, than the restrictions in Section 5.2(f) hereof, or (b) the ability of any Subsidiary to pay Distributions or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to guaranty Indebtedness of Borrower or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

(l)            The Borrower shall not make distributions to any limited or general partner of the Borrower during the continuance of an Event of Default if, following the occurrence of such Event of Default, Lender sends a notice to Borrower asserting or confirming such Event of Default (regardless of whether any notice shall have been required to create such Event of Default in any case).

(m)          The Borrower shall not pledge the COA or any interest therein to any Person without the prior written consent of Lender.

Section 6.              Security Interest.

6.1           Grant of Security Interest.

(a)           As collateral security for the prompt and complete payment and performance when due of all payments required under the Note and of all the Obligations and in order to induce Lender to enter into this Agreement and make the Loans in accordance with the terms hereof and to extend other credit from time to time to Borrower whether under this Agreement or otherwise, Borrower hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Lender a first priority security interest in all Borrower’s right, title and interest in, to and under the Vessels and all of Borrower’s right, title and interest in, to and under all Collateral related to the Vessels, and a second priority security interest in all Borrower’s right, title and interest in, to and under the Pool Vessels and all of Borrower’s right, title and interest in, to and under all Collateral related to the Pool Vessels, provided, however, that in the event that all amounts due and owing under the Revolving Loan Agreement are repaid and the Revolving Loan Agreement is terminated, the grant of the security interest in respect of the Pool Vessels as provided herein shall thereupon be terminated.

(b)           It is expressly agreed that, anything contained herein to the contrary notwithstanding, (1) Borrower shall at all times remain liable to observe and perform all of its duties and obligations under any charters of the Vessels to the same extent as if this Agreement and the Assignments had not been made, (2) the exercise by Lender of any of the rights assigned hereunder shall not release Borrower from any of its duties or obligations under any charter and (3) Lender shall not have any obligation or liability under any charter by reason of this Agreement, the Assignments or the receipt by Lender of any payment or property under any such charter or pursuant hereto, nor shall Lender be obligated to perform or fulfill any of the duties or obligations of the “owner” under any charter or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder, or the sufficiency of performance by any Person thereunder, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts or the delivery of any property which may have been assigned to it or to which it may be entitled at any time or times.

(c)           Upon or immediately following the Closing, CIT will be the sole Lender and KeyBank will purchase a 50% participation interest in the Loan.  Thereafter and so long as CIT or KeyBank retain any direct or indirect legal or beneficial interest in the Loan, the Loan shall continue to be secured by the Pool Vessels and each of their earnings, insurances and other Proceeds thereof (collectively, “Pool Collateral”), but only for the benefit of and to the extent of the interest of such person retaining such interest.  The benefits of this security in the Pool Collateral shall be personal to CIT and KeyBank and any successors by merger or reorganization, but may not be assigned by either CIT or KeyBank to any other Person.  Once the direct or indirect interest of either Lender or KeyBank is reduced to zero, it may not thereafter be revived for the benefit of such person and shall thereupon be extinguished as to such person.

6.2           Lender Appointed as Attorney-in-Fact.

(a)           Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full and irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, upon and after the occurrence of an Event of Default, from time to time in Lender’s discretion to the maximum extent permitted by applicable law, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to protect and preserve, and/or exercise its rights and remedies hereunder and under the Assignments with respect to the Collateral and, without limiting the generality of the foregoing, hereby gives Lender the power and right, on behalf of Borrower and without notice to or assent by Borrower, to do the following:  to demand, enforce, collect, receive, receipt, and give release for any monies due or to become due under or arising out of or with respect to, any of the Collateral, and to endorse all checks and other instruments, and to do and take all such other actions relating to any of the Collateral, to file any claims or institute any proceedings with respect to any of the foregoing which Lender deems necessary or desirable, and to compromise any such demand, claim or action.  Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)           The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act.

Section 7.              Events of Default.  The following events shall each constitute an event of default (herein called “Event of Default”) under this Agreement:

(a)           Borrower shall fail to pay any principal of or interest on the Loan or any fee or any other amount payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days; or

(b)           Any representation or warranty made by Borrower or Charterer, in this Agreement, or any other Loan Document, or in any document, certificate or financial or other statement heretofore, now or hereafter furnished by Borrower or Charterer, in connection with this Agreement or any other Loan Document shall at any time prove to be untrue or misleading in any material respect as of the time when made or when deemed to be made; or

(c)           Any failure by Borrower to observe any covenant, condition or agreement contained in Sections 2.5, 5.1(d), (e), (f), (g), (h), (j), (k), (l) or (n), or 5.2(a), (b), (c) or (j) hereof, and such failure shall be continuing; or

(d)           Borrower shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement, or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (1) the date on which Borrower obtains knowledge of such failure; or (2) the date on which notice thereof shall be given by Lender to Borrower; provided, however, if any failure cannot reasonably be remedied within 30 days and if such Borrower promptly commences the remedy to such failure following knowledge or notice, as the case may be, and diligently pursues such remedy and there is no risk to the Collateral in the opinion of Lender, then it shall not be deemed an Event of Default if such remedy requires in excess of 30 but not more than 90 days; or

(e)           a Revolving Loan Default or Revolving Loan Event of Default shall have occurred and be continuing; or

(f)            Borrower, or any parent, subsidiary or Affiliate of Borrower shall (1) default in the payment of any obligation to Lender or to any of Lender or its Affiliates, whether such obligation is for borrowed money, under any lease, under any guarantee or similar accommodation, or for the deferred purchase price of property including interest thereon, beyond the period of grace, if any, provided with respect thereto, or (2) default in the performance or observance of any other term, condition or agreement contained in any such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to realize upon any collateral given as security therefor, or (3) default in the payment or performance or observance of any obligation, term or agreement contained in any instrument or obligation to any other Person other than Lender or any of its Affiliates in an original (principal) amount equal to or greater than $500,000; or

(g)           The institution by Borrower, of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the commencement by Borrower of a voluntary proceeding or case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of Borrower or of any substantial part of its property, or the making by it of any assignment for the benefit of creditors or the admission by it of its inability to pay its debts generally as they become due or its willingness to be adjudicated a bankrupt or the failure of Borrower generally to pay its debts as they become due or the taking of appropriate action by Borrower in furtherance of any of the foregoing; or

(h)           The entry of a decree or order for relief by a court having jurisdiction in respect of Borrower, adjudging Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of Borrower in an involuntary proceeding or case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of Borrower, or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) days; or

(i)            A Mortgage Event of Default (as defined in the Mortgage or the Second Pool Vessel Mortgage) shall have occurred and be continuing under the Mortgage or the Second Pool Vessel Mortgage; or

(j)            Intentionally omitted.

(k)           Assertion by any federal, state, or local agency of a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or environmental complaint unless, with respect to any Vessel or other Collateral, such Lien is released by substitution of a bond or other undertaking within five days and, with respect to any other property, such Lien does not in the opinion of Lender constitute a risk to the financial condition of Borrower; or

(l)            Assertion by any Person of a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim:

(1)           Borrower can prove to Lender’s satisfaction that the Borrower has commenced and is diligently pursuing either:  (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order or other appropriate emergency relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order or emergent relief is not thereafter dissolved or reversed on appeal; and

(2)           In either of the foregoing events, Borrower shall have posted a bond, letter of credit or other security satisfactory in form, substance, and amount to both Lender and, if required by law, the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim, provided, however, that Borrower may contest the imposition of any fine, penalty or other obligation imposed by any governmental agency or office, provided that such contest is conducted by appropriate proceedings, timely commenced and diligently pursued and that adequate security is filed or given to ensure that there is no risk to the Collateral or to Lender’s security interests therein under the Loan Documents and provided, further, that all requirements imposed by Lender hereunder are being met; or

(m)          Borrower fails to maintain and preserve the Vessels in good running order and repair, so that the Vessels are tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped and in every respect seaworthy and in good order and operating condition, ordinary wear and tear excepted; or

(n)           An ERISA Event shall have occurred that, in the opinion of Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(o)           A Change in Control shall have occurred; or

(p)           Borrower or K-Sea is dissolved or otherwise fails to maintain its existence in good standing, or the usual business of Borrower ceases or is suspended; or

(q)           Except for specific matters disclosed in writing to Lender prior to the date hereof, any indictment or threatened indictment, occurring after the date hereof, of Borrower under any criminal statute, including OPA 90 or any similar Environmental Law, or commencement or threatened commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower.  For issues relating to OPA 90 or similar Environmental Law, Lender agrees that an Event of Default shall not be deemed to have occurred prior to the date on which Borrower receives notice thereof from Lender; or

(r)            The receipt by Lenders of their first notice of an oil spill or discharge or a hazardous discharge or an Environmental Action from a source other than Borrower, where Lender does not receive notice (which may be given in oral form, provided, that same is followed with all due dispatch by written notice given by certified mail, return receipt requested) of such hazardous discharge or environmental complaint from Borrower within two (2) Business Days of the time Lender first receives said notice from a source other than Borrower, or action by any federal, state, or local agency to foreclose a lien upon any or all of the assets, equipment, property, leaseholds or other facilities of Borrower (including, but not limited to, the Vessels or the other Collateral) by reason of the occurrence of a hazardous discharge or environmental complaint; or

(s)           Breach by Borrower under, or lapse of, any entry or policy of insurance from time to time in effect with respect to the Vessels; or

(t)            Any change in the collective bargaining agreement with Borrower, its Subsidiaries or K-Sea occurs that is likely to have a Material Adverse Effect; or

(u)           A change occurs in the nature or conduct of Borrower’s business or any Applicable Law affecting vessels or Environmental Law occurs which is likely to have a Material Adverse Effect on the Collateral or Borrower’s ability to perform its obligations hereunder; or

(v)           Any Organizational Document of Borrower shall be amended, revoked or rescinded in any material way without the prior written consent of Lender; or

(w)          Failure by Borrower to make any prepayment or provide additional Collateral required by Section 2.5(c) hereof in the time required by Lender; or

(x)            Failure by Borrower to make the prepayment required by Section 2.5(a) on the date determined in accordance therewith.

Section 8.              Remedies.

8.1           If an Event of Default specified in Sections 7(g) or (h) above shall occur, then, and in any such event, the principal amount of the Note, together with accrued interest thereon and all other amounts owing under or with respect to this Agreement and the other Loan Documents shall become immediately due and payable without any notice or other action by Lender, and if any other Event of Default shall occur and be continuing, then, and in any such event, Lender may, by notice of default given to Borrower, declare the Note and all other amounts owing thereunder or with respect to this Agreement to be forthwith due and payable, whereupon the principal amount of the Note, together with accrued interest thereon and all other amounts owing thereunder or with respect to this Agreement and the other Loan Documents shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.  During the continuance of any Event of Default hereunder, Lender shall have the right to pursue and enforce any of its rights and remedies under this Section 8.

8.2           If an Event of Default shall occur and be continuing, Lender may exercise in addition to all other rights and remedies granted to it in this Agreement, any other Loan Document and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of secured parties under the UCC or under any other applicable law.  Without limiting the generality of the foregoing, Borrower agrees that in any such event, Lender may exercise any or all of Borrower’s rights and Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Borrower or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of Lender’s offices or elsewhere at such prices as it may deem best, for cash or any credit or for future delivery without assumption of any credit risk.  Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby expressly released.  Borrower further agrees, at Lender’s request, to assemble the Collateral, make it available to Lender at places that Lender shall reasonably select, whether at Borrower’s premises or elsewhere.  Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale (after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of Lender hereunder, including attorneys’ fees and legal expense) to the payment in whole or in part of the obligations, in such order as Lender may elect and only after so applying such net proceeds and after the payment by Lender of any other amount required by any provision of law, need Lender account for the surplus, if any, to Borrower.  To the extent permitted by applicable law, Borrower waives all claims, damages, and demands against Lender arising out of the repossession, retention or sale of the Collateral.  Borrower agrees that Lender need not give more than 10 days’ notice (which notification shall be deemed given when mailed, postage prepaid, addressed to Borrower at its address set forth in Section 9.2 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.  Borrower shall be liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

8.3           Borrower agrees to pay all reasonable costs of Lender, including attorneys’ fees and disbursements, incurred with respect to the collection of any of the Obligations and the enforcement of any of Lender’s rights hereunder or under any other of the Loan Documents.

8.4           Borrower hereby waives presentment, demand, protest or any notice, except as hereinabove provided in this Section 8 (to the extent permitted by applicable law) of any kind in connection with this Agreement, any other Loan Document or the Collateral.

Section 9.              Miscellaneous.

9.1           No Waiver; Cumulative Remedies.  No failure or delay on the part of Lender in exercising any right, remedy, power or privilege hereunder or under the Note or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No right or remedy in this Agreement or any other Loan Document is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Lender at law or in equity; and the exercise by Lender of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other remedies.  To the extent permitted by law, Borrower waives any rights now or hereafter conferred by statute or otherwise which limit or modify any of Lender’s rights or remedies under this Agreement or any other Loan Document.

9.2           Notices.  All notices, invoices, statements, requests and demands to or upon any party hereto shall be deemed to have been duly given or made when sent by telecopier with telephonic confirmation, or deposited in the United States mail, first class postage prepaid, or sent by a nationally recognized overnight courier service, addressed to such party as follows, or to such other address as may be hereafter designated in writing by such party to the other party hereto:

BORROWER:	K-SEA OPERATING PARTNERSHIP L.P.
3245 Richmond Terrace
Staten Island, New York 10303
Attention: John Nicola, Chief Financial Officer
Facsimile No.: (718) 720-4358

LENDER:	THE CIT GROUP/EQUIPMENT FINANCING, INC.
1540 W. Fountainhead Parkway
Tempe, Arizona 85282
Attention: Doug MacDonald
Facsimile No.: (480) 858-1438

9.3           Payment of Expenses and Taxes; Indemnity; Performance by Lender of Borrower’s Obligations.

(a)           Borrower hereby agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, out-of-pocket costs, expenses (including legal expenses) or disbursements of any kind or nature whatsoever arising out of or with respect to this Agreement, the other Loan Documents, the Vessels, the other Collateral or Lender’s interest therein, including, without limitation, the execution, delivery, enforcement, performance or administration of this Agreement, the Note and the other Loan Documents and the manufacture, purchase, ownership, possession, use, selection, operation or condition of the Vessels, or any part thereof (the foregoing being referred to as the “indemnified liabilities”), provided, that Borrower shall not have any obligation hereunder with respect to indemnified liabilities arising from the gross negligence or wilful misconduct of Lender.

(b)           If Borrower fails to perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at the rate provided for in the Note shall be payable by Borrower to Lender on demand and until such payment shall constitute obligations secured hereby.

9.4           Intentionally Omitted.

9.5           Survival of Representations and Warranties.  All representations and warranties made in this Agreement or any of the other Loan Documents and any certificates delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the making of the Loans hereunder, and the agreements contained in Section 9.3 hereof shall survive payment of the amounts due under the Note.

9.6           Amendments; Waivers.  No provision of this Agreement, the Note, any other Loan Document or any related agreements, may be amended or modified in any way, nor may noncompliance therewith be waived, except pursuant to a written instrument executed by Lender and Borrower.  In the case of any waiver, Lender and Borrower shall be restored to their former position and rights hereunder, under the Note, any other Loan Document and under any related agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall in any way be, or be construed to be, a waiver of any other or subsequent Default or Event of Default, or impair any right consequent thereon.

9.7           Counterparts.  This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

9.8           Headings.  The headings of the Sections and paragraphs are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

9.9           [intentionally omitted].

9.10         Authorization to Date, Complete Blanks and Correct Errors.  Borrower hereby irrevocably authorizes Lender and Lender’s agents, representatives and employees to date, to complete any blank spaces contained in, and to correct any typographical errors appearing in this Agreement, the Note, the Mortgage or in any Loan Documents or other documents pertaining hereto or thereto.

9.11         SUCCESSORS OR ASSIGNS.  THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF BORROWER AND LENDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, EXCEPT THAT BORROWER MAY NOT ASSIGN OR TRANSFER ITS RIGHTS HEREUNDER OR ANY INTEREST HEREIN WITHOUT THE PRIOR WRITTEN CONSENT OF LENDER.  LENDER MAY, WITHOUT NOTICE TO OR THE CONSENT OF BORROWER, SELL, ASSIGN OR TRANSFER TO ONE OR MORE BANKS, LENDERS OR OTHER PERSONS, INCLUDING ANY AFFILIATES OF LENDER (AN “ASSIGNEE”), ALL OR ANY PART OF, THE OBLIGATIONS, THE LOAN, THE NOTE OR THE OTHER LOAN DOCUMENTS, AND TO THE EXTENT OF ANY SUCH SALE, ASSIGNMENT, TRANSFER OR PARTICIPATION (UNLESS OTHERWISE STATED HEREIN), SUCH ASSIGNEE SHALL HAVE THE SAME RIGHTS AND BENEFITS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS AS IT WOULD HAVE IF IT WERE LENDER, PROVIDED THAT LENDER SHALL CONTINUE TO HAVE THE UNIMPAIRED RIGHT TO ENFORCE THE PROVISIONS OF THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AS TO SO MUCH OF THE OBLIGATIONS (AS DEFINED HEREIN) THAT LENDER HAS NOT SOLD, ASSIGNED OR TRANSFERRED AS DESCRIBED ABOVE.  IN ADDITION TO THE FOREGOING, LENDER SHALL HAVE THE RIGHT WITHOUT NOTICE TO BORROWER TO SELL PARTICIPATIONS IN THE LOAN TO ONE OR MORE FINANCIAL INSTITUTIONS.  IN CONNECTION WITH THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO DISCLOSE TO ANY SUCH ACTUAL OR POTENTIAL ASSIGNEE, ALL FINANCIAL RECORDS, INFORMATION, REPORTS, FINANCIAL STATEMENTS AND DOCUMENTS OBTAINED IN CONNECTION WITH THIS AGREEMENT AND THE LOAN.

9.12         Merger Clause.  This Agreement and the other Loan Documents contains the complete, final and exclusive statement of the terms of the agreement between Lender and Borrower relating to the transactions hereby contemplated.

9.13         Construction. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, Borrower hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE MORTGAGE SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES TO THE EXTENT THEREIN PROVIDED.

9.14         JURISDICTION.  BORROWER HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT MAY BE INSTITUTED OR

BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, IN THE COUNTY OF NEW YORK, OR THE UNITED STATES COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK, AS LENDER MAY ELECT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT, AND TO ALL PROCEEDINGS IN SUCH COURTS.  BORROWER IRREVOCABLY CONSENTS TO SERVICE OF ANY SUMMONS AND/OR LEGAL PROCESS BY REGISTERED OR CERTIFIED UNITED STATES AIR MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 9.2 HEREOF, SUCH METHOD OF SERVICE TO CONSTITUTE, IN EVERY RESPECT, SUFFICIENT AND EFFECTIVE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING.  NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF LENDER TO BRING ACTIONS, SUITS OR PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES THAT FINAL JUDGMENT AGAINST IT IN ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA, BY SUIT ON THE AGREEMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF THE LIABILITY.

9.15         WAIVER OF TRIAL BY JURY.  BORROWER AND LENDER IN ANY LITIGATION RELATING TO OR IN CONNECTION WITH THIS AGREEMENT IN WHICH THEY SHALL BE ADVERSE PARTIES WAIVE TRIAL BY JURY.

9.16         Loan Participation.

(a)           If requested by Lender, Borrower will cooperate with Lender to provide any prospective Participant with information to enable the prospective Participant to purchase a participation.

(b)           Borrower shall assist Lender to sell assignments or participations and to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, in connection with the initial syndication of the Note, the preparation of informational materials for, and the participation of management in meetings with any potential descriptions of Borrower and its affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(c)           Lender may furnish any information concerning Borrower in the possession of Lender from time to time to any assignee and Participant (including any prospective assignee and Participant).

[REMAINDER LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE CIT GROUP/EQUIPMENT FINANCING, INC.

By:	/s/ Carl E. Myrick
Name:	Carl E. Myrick
Title:	Vice President

K-SEA OPERATING PARTNERSHIP L.P. by its general partner K-Sea OLP GP, LLC

By:	/s/ John J. Nicola
Name:	John J. Nicola
Title:	Chief Financial Officer

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)

On this      day of January, 2004, before me personally came John J. Nicola, to me known, who, being by me duly sworn, did depose and say that he is the Chief Financial Officer of K-SEA OLP GP, LLC, the limited liability company which is the general partner of K-Sea Operating Partnership L.P., the party described in the foregoing instrument and said general partner executed the foregoing instrument on behalf of said limited partnership pursuant to authority granted to said general partner in the Amended and Restated Agreement of Limited Partnership creating said limited partnership; and that he signed his name thereto pursuant to authority granted to him by all the members of said limited liability company.

(Notary Public)

STATE OF ARIZONA	)
	)	ss.:
COUNTY OF MARICOPA	)

On this      day of January, 2004, before me personally came Carl E. Myrick, to me known, who, being by me duly sworn, did depose and say that he is the Vice President of THE CIT GROUP/EQUIPMENT FINANCING, INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted to him by the Board of Directors of said corporation.

(Notary Public)

SCHEDULE I

Vessel	Official No.

LINCOLN SEA (ex-S/R EVERETT)	1084513

DBL 140 (ex-S/R NEW YORK)	1090503

1

SCHEDULE II

POOL VESSELS

as of January 28, 2004, subject to change in accordance with the Revolving Loan Agreement

VESSEL	OFFICIAL NO.

DOUBLE-HULL BARGES

DBL 151	641082
DBL 152	644380
CASABLANCA	901203
LEMON CREEK	901206
DBL 70	540401
DBL 32	1087118
DBL 2202	287892

SINGLE-HULL BARGES

KTC 155	556673
KTC 90	507495
KTC 96	523233
RTC 81	643281
KTC 71	563364
KTC 60	630272
DBL 3201	512882

TUGS
REBEL	570047
YANKEE	571215
VOLUNTEER	653464
IRISH SEA	520685
VIKING	541711
BEAUFORT SEA	536836
TASMAN SEA	578207
ADRIATIC SEA	590232
CORAL SEA	550670
KARA SEA	556625
JAVA SEA	636105
BALTIC SEA	551908
BERING SEA	569665
MARYLAND	287444
FALCON	598501
ODIN	647313
TAURUS	602379
DBL 105	653463

1

SCHEDULE 4.15

Environmental Compliance

1

EXHIBIT A

PROMISSORY NOTE

New York, New York
$25,048,000.00	January , 2004

FOR VALUE RECEIVED, K-SEA OPERATING PARTNERSHIP L.P. (“Borrower”), a Delaware limited partnership, promises to pay to the order of THE CIT GROUP/EQUIPMENT FINANCING, INC. (“Lender”), at such address as Lender may designate, in lawful money of the United States, the principal sum of TWENTY-FIVE MILLION FORTY-EIGHT THOUSAND AND NO HUNDREDTHS UNITED STATES DOLLARS (US$25,048,000.00) together with interest in like money on the principal sum remaining unpaid from time to time from the date of this Note until due and payable (whether as stated, by acceleration or otherwise) at the Applicable Interest Rate determined in accordance with the Loan Agreement (as defined below), said principal and interest to be paid in eighty-three (83) consecutive monthly installments of principal in the amount of ONE HUNDRED THIRTY-NINE THOUSAND ONE HUNDRED FIFTY-FIVE AND NO HUNDREDTHS UNITED STATES DOLLARS (US$139,155.00) each, plus accrued interest, commencing March 10, 2004, and a final balloon payment, due on the eighty-fourth (84th) Installment Payment Date, of all remaining principal, bearing interest accrued on the unpaid principal balance to the due date of each installment on the same day of each month thereafter until payment in full of this Note.  Each such installment shall be applied first to the payment of any unpaid interest on the principal sum and then to payment of principal.  Interest shall be calculated on the basis of actual number of days elapsed in a 360-day year.  Any amount not paid when due under this Note shall bear late charges thereon, calculated at the Late Charge Rate, from the due date thereof until such amount shall be paid in full.  Any payment received after the maturity of any installment of principal shall be applied first to the payment of unpaid late charges, second to the payment of any unpaid interest on said principal, and third to the payment of principal.

This Note is the Note referred to in the Loan and Security Agreement, dated as of January    , 2004, between Borrower and Lender (herein, as the same may from time to time be amended, supplemented or otherwise modified, called the “Loan Agreement”), is secured as provided in the Loan Agreement, and is subject to prepayment only as provided therein, and the holder hereof is entitled to the benefits thereof.

Terms defined in the Loan Agreement shall have the same meaning when used in this Note, unless the context shall otherwise require.

Borrower hereby waives presentment, protest, demand for payment, diligence, notice of dishonor and of nonpayment, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note, and hereby waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, exemption and homestead now provided or which may hereafter be provided by any federal or state statute, including, without limitation, exemptions provided or which may hereafter be provided by any federal or state bankruptcy or insolvency laws, both as to itself and

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as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof and hereby consents to any extensions of time, renewals, releases of any party to this Note, waivers or modifications that may be granted or consented to by the holder of this Note.

Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement, the amounts then remaining unpaid on this Note, together with any interest accrued, may be declared to be (or, with respect to certain Events of Default, automatically shall become) immediately due and payable as provided therein.

In the event that any holder shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance hereof, all late charges and all costs and expenses of such action, including attorneys’ fees.  Borrower and Lender in any litigation relating to or in connection with this Note in which they shall be adverse parties each waive trial by jury, and Borrower hereby waives the right to interpose any set off, counterclaim or defense of any nature or description whatsoever.

Borrower agrees that its liabilities hereunder are absolute and unconditional without regard to the liability of any other party and that no delay on the part of the holder hereof in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

If at any time this transaction would be usurious under applicable law, then regardless of any provision contained in the Loan Agreement, in this Note or in any other agreement made in connection with this transaction, it is agreed that (a) the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon the Loan Agreement, this Note or any such other agreement shall under no circumstances exceed the maximum rate of interest authorized by applicable law, if any, and any excess shall be credited to the Borrower, and (b) if Lender elects to accelerate the maturity of, or if Lender permits Borrower to prepay the indebtedness described in, this Note, any amounts which because of such action would constitute interest may never include more than the maximum rate of interest authorized by applicable law and any excess interest, if any, provided for in the Loan Agreement, in this Note or otherwise, shall be credited to Borrower automatically as of the date of acceleration or prepayment.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK TO THE EXTENT THAT THE TERMS AND PROVISIONS HEREOF ARE NOT GOVERNED BY CHAPTER 313 OF TITLE 46 OF THE UNITED STATES CODE.

K-SEA OPERATING PARTNERSHIP L.P. by its general partner K-Sea OLP GP, LLC

By:
Name:
Title:

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